Exhibit 3.5
Second Amendment to the Fifth Amended and Restated Bylaws of Masimo Corporation

Effective October 31, 2024

Article II, Section 5 of the Fifth Amended and Restated Bylaws of Masimo Corporation is hereby amended and restated as set forth below:

“Section 5.       Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the Lead Independent Director or any person serving in any of the foregoing roles on an interim basis or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telephone or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.”